EXHIBIT 1

                               SUPPORT AGREEMENT

         THIS SUPPORT AGREEMENT dated May 28, 2001,


A M O N G:    CONOCO INC., a corporation subsisting under the laws of Delaware
              ("Conoco")

                                    - and -

              3794407 CANADA INC., a corporation subsisting under the laws of Canada ("Bidco")

                                    - and -

              GULF CANADA RESOURCES LIMITED, a corporation subsisting under the laws of Canada ("Gulf")


          WHEREAS the Parties hereto wish to enter into a business combination by way of Bidco making a take-over bid for all of the issued and outstanding Ordinary Shares of Gulf.

          NOW THEREFORE IN CONSIDERATION of the foregoing premises, the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                  ARTICLE I
                                INTERPRETATION

1.1       Definitions

          In this Agreement, unless the context otherwise requires:

          "Acquisition Proposal" means any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, recapitalization or other business combination involving Gulf or any Material Subsidiary, any purchase by a single person or combination of persons of 20% or more of the Gulf Shares on a fully diluted basis, any sale of assets representing more than 25% of the book value (on a consolidated basis) or fair market value of the consolidated assets of Gulf taking into account Petrovera Resources, Tidal and any Material Joint Venture Interest of Gulf (or any lease, long term supply agreement or other arrangement having the same economic effect as a sale of assets), any purchase or sale of more than 20% of the equity of Gulf or rights thereto or interests therein or thereto, or any sale or disposition by Gulf of any of its equity interest in GIRL, or a proposal to do any of the foregoing, excluding the Offer;

          "affiliate" has the meaning ascribed thereto in the CBCA;


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          "Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice, the making of an application or the taking of any other required steps or proceeding without an objection being made) of Governmental Entities or self-regulatory organizations, set out in Schedule B hereto;

          "business day" means any day, other than a Saturday, a Sunday and a statutory holiday in Houston, Texas or Calgary, Alberta;

          "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

          "Canadian GAAP" means Canadian generally accepted accounting principles applied on a consistent basis;

          "Compulsory Acquisition" means an acquisition by Bidco of Gulf Shares not tendered to the Offer utilizing the provisions of Section 206 of the CBCA;

          "Confidentiality Agreement" means the agreement dated May 18, 2001 between Conoco and Gulf providing access by Conoco to confidential information of Gulf on specified terms;

          "Director" means the Director appointed pursuant to Section 260 of the CBCA;

          "Directors' Circular" means the directors' circular to be sent to the Gulf Shareholders in response to the Offer;

          "Disclosure Letter" means, collectively, those materials provided to Conoco by Gulf prior to the date hereof and listed in Schedule C hereto and the Supplemental Disclosure Letter;

          "Effective Date" means the date on which Bidco first takes up Gulf Shares deposited to the Offer, except that if Bidco takes up and pays for more than 50% of the Gulf Shares, "Effective Date" means the date on which a majority of the directors comprising the Board of Directors of Gulf are individuals nominated by Bidco;

          "Effective Time" means 12:01 a.m. (Calgary Time) on the Effective
          Date;

          "Exchanges" means the TSE and the NYSE, and "Exchange" means any of them;

          "Expiry Date" means the date on which Bidco first takes up any Gulf Shares deposited to the Offer, by way of notice thereof given to the Depository;

          "Expiry Time" means the time the Offer, as may be extended from time to time, expires;


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          "Governmental Entity" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          "GIRL" means Gulf Indonesia Resources Limited, a corporation subsisting under the laws of New Brunswick;

          "Grissik" means Gulf Resources (Grissik) Ltd., a corporation incorporated under the laws of Barbados;

          "Gulf Energy" means the partnership of that name subsisting under the laws of Alberta between International Colin Energy Corporation and Gulf;

          "Gulf Option" means an option to purchase Gulf Shares granted under any of the Gulf Stock Plans or as an inducement to enter the employ of Gulf;

          "Gulf Shareholders" means the holders of Gulf Shares;

          "Gulf Shares" means the ordinary shares in the capital of Gulf;

          "Gulf Stock Plans" means the Gulf Incentive Stock Option Plan
          (1990), the Gulf Incentive Stock Option Plan (1994) and the Executive Restricted Share Unit/Deferred Share Unit Plan;

          "Gulf Western Canada" means the partnership of that name subsisting under the laws of Alberta between Gulf Energy, Wabiskaw Exploration Ltd. and Gulf;

          "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

          "Initial Expiry Time" has the meaning ascribed thereto in Section 2.1(c);

          "Law" or "Laws" means all laws, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgements, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity or self-regulatory authority (including any of the Exchanges), and the term "applicable" with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

          "material" means, where used in relation to Gulf and its Subsidiaries, a fact, asset, liability, transaction or circumstance concerning the business, assets, rights, liabilities, capitalization, operations, prospects or financial condition of Gulf and its Subsidiaries, taken as a whole, that (i) would be reasonably likely to have a significant effect on the market price or value of the Gulf Shares or (ii) that would prevent or materially delay completion of the Offer, in accordance with this Agreement, or any Compulsory Acquisition or Subsequent Acquisition Transaction;


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          "material adverse change" or "material adverse effect" means, when used in connection with a person, any change, effect, occurrence or state of facts (or any effect, development, occurrence or state of facts involving a prospective change) that is, or could reasonably be expected to be, material and adverse to the business, assets, rights, liabilities, capitalization, operations, prospects or financial condition of that person and its subsidiaries taken as a whole, other than any change, effect, occurrence or state of facts
          (i) resulting from conditions affecting the oil and gas industry as a whole; (ii) resulting from general economic, financial, currency exchange or securities market conditions in Canada or elsewhere;
          (iii) resulting from civil or political unrest in Indonesia that does not have a materially disproportionate effect on such person; and (iv) resulting from changes in the market price of crude oil and natural gas;

          "Material Entities" means the Material Subsidiaries, Petrovera Resources, Tidal and the Partnerships;

          "Material Joint Venture Interest" means any of Syncrude, Mobil Canada Joint Venture and Totalfina Joint Venture;

          "Material Subsidiaries" means, in respect of Gulf, GIRL and Grissik and "Material Subsidiary" means any of them;

          "Minimum Condition" has the meaning ascribed thereto in Schedule A;

          "Mobil Canada Joint Venture" means the joint venture between Gulf and Mobil Canada;

          "NYSE" means the New York Stock Exchange, Inc.;

          "Offer" means the offer to purchase all of the outstanding Gulf Shares, together with associated SRP rights, including any Gulf Shares which may become outstanding pursuant to the exercise of outstanding Gulf Options, to be made by Bidco to all of the Gulf Shareholders on the conditions set out in Schedule A hereto and on such other terms as are consistent with this Agreement;

          "Offering Circular" means the take-over bid circular of Bidco provided to the holders of the Gulf Shares in respect of the Offer;

          "Outside Date" means November 30, 2001, or such later date as may be mutually agreed in writing by the Parties;

          "Parties" means Gulf, Conoco and Bidco; and "Party" means any of them;


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          "Partnerships" means Gulf Energy and Gulf Western Canada;

          "Permitted Encumbrances" means:

          (a) liens for taxes, assessments or governmental charges which are not due or delinquent or the validity of which is being diligently contested in good faith by Gulf;

          (b) liens incurred or created in the ordinary course of business as security in favour of any other person who is conducting the development or operation of the property to which such liens relate for Gulf's share of the costs and expenses of such development or operation which are not due or delinquent;

          (c) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

          (d) easements, rights of way, servitudes or other similar rights in land (including, without limitation, rights of way and servitudes for railways; sewers; drains; gas and oil pipelines; gas and water mains; and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

          (e) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

          (f) governmental requirements of general application, including, without limitation, those respecting production rates or other operational matters;

          (g) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the oil and gas properties of Gulf, its Subsidiaries, the Partnerships, Petrovera Resources, Tidal and the Material Joint Venture Interests or interests therein and statutory exceptions to title; and

          (h) the terms and conditions of the leases, licenses, production sharing contracts, technical assistance contracts, title and operating documents and any unit agreements or pooling agreements entered into prior to the date hereof with respect to the oil and gas properties of Gulf, its Subsidiaries, the Partnerships, Petrovera Resources, Tidal and the Material Joint Venture Interests;

          "person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, Governmental Entity or any other business enterprise, whether or not having legal status;

          "Petrovera Resources" means the Petrovera Resources partnership, a partnership subsisting under the laws of Alberta;


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          "Publicly Disclosed by Gulf" means disclosed by Gulf and GIRL in a public filing made by them with the Alberta or Ontario Securities Commissions or the SEC from January 1, 1999 to and including the date hereof;

          "Returns" means all reports, forms, elections, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

          "SEC" means the United States Securities and Exchange Commission;

          "Securities Act" means the Securities Act (Alberta), R.S.A. 1981, c. S-6.1 and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Expiry Time;

          "Shareholder Rights Plan" means the shareholder rights plan agreement made between Gulf and Computershare Trust Company of Canada as amended and restated as of April 2, 2001;

          "SRP Rights" means the rights issued pursuant to the Shareholder Rights Plan;

          "Subsequent Acquisition Transaction" means a "going private transaction" (as that term is defined in Rule 61-501 of the Ontario Securities Commission) for Gulf which, if successfully completed, will result in Conoco owning, directly or indirectly, all of the Gulf Shares;

          "subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other person (excluding any Governmental Entity) over which such specified body corporate exercises direction or control whether through the ownership of voting securities, by contract or otherwise, or which is in a like relation to a subsidiary;

          "Subsidiary" means a subsidiary of Gulf, whether direct or indirect;

          "Superior Proposal" means any bona fide written unsolicited Acquisition Proposal that (a) in the good faith determination of the Board of Directors of Gulf after consultation with financial advisors and outside counsel is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal, and (b) in the good faith determination of the Board of Directors of Gulf (based on the written opinions, with only customary qualifications, of each of Merrill Lynch Canada Inc. and Goldman Sachs & Co.) would, if consummated in accordance with its terms, result in a transaction more favourable from a financial point of view to Gulf Shareholders than the transaction contemplated by this Agreement;


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          "Supplemental Benefits Disclosure Letter" means that certain letter referred to in Section 3.1(p);

          "Supplemental Disclosure Letter" means that certain letter dated as of even date herewith and delivered by Gulf to Conoco and attached as Schedule D hereto;

          "Syncrude" means the Syncrude joint venture;

          "Tax Act" means the Income Tax Act (Canada), R.S.C. 1985, c. 1 , as amended;

          "Taxes" means (i) all taxes and any instalments in respect thereof, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, provincial and state income taxes), capital, payroll, employee withholding and non-resident withholding taxes, labour taxes, unemployment insurance, pension contributions, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, goods and services taxes, capital gains taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, levies and other obligations of the same or of a similar nature to any of the foregoing, which Gulf or any of its Subsidiaries is required to pay, withhold or collect, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii);

          "Tidal" means Tidal Energy Marketing Inc., a corporation governed by the laws of Canada;

          "Totalfina Joint Venture" means the joint venture entered into between Gulf and Totalfina S.A.; and

          "TSE" means the Toronto Stock Exchange.

1.2       Interpretation Not Affected by Headings

          The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.


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1.3       Number and Gender

          In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4       Date for Any Action

          If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5       Currency

          Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.6       Accounting Matters

          Unless otherwise stated, all accounting terms used in this Agreement in respect of Gulf shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of Gulf required to be made shall be made in a manner consistent with Canadian GAAP and past practice.

1.7       Knowledge

          Where in this Agreement a representation or warranty is made on the basis of the knowledge of Gulf, such knowledge consists only of the actual knowledge, as of the date of this Agreement, of the senior executives of Gulf but does not include the knowledge of any other individual or any constructive, implied or imputed knowledge.

1.8       Schedules

          The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

          Schedule A     -       Conditions of the Offer

          Schedule B     -       Appropriate Regulatory Approvals
          Schedule C     -       List of Materials Provided

          Schedule D     -       Supplemental Disclosure Letter.


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                                  ARTICLE II
                                   THE OFFER

2.1       Actions by Conoco and Bidco

          (a) Conoco agrees to cause Bidco to make and Bidco agrees to make the Offer at a cash price of $12.40 per Gulf Share, commencing on or before June 8, 2001 (the "Offer Deadline"), provided that in the event that Bidco shall not have been provided with such of the lists referred to in Section 2.2 in order to allow Bidco to mail the Offer to holders of Gulf Shares and Gulf Options by the Offer Deadline, the Offer Deadline shall be extended to the second business day following the obtaining of such lists. Subject to Section 2.5, Conoco and Gulf shall publicly announce the Offer following the execution of this Agreement.

          (b) Bidco shall prepare the Offer, the Offering Circular and the related letter of acceptance and transmittal and notice of guaranteed delivery (collectively, the "Offer Documents") with respect to the Offer in both English and French in compliance with the Securities Act, all other applicable provincial and United States federal and state securities laws, rules and regulations and published policies thereunder (collectively, the "Securities Laws"). Gulf and its counsel shall be given a reasonable opportunity to review the Offer Documents which shall be delivered in accordance with the notice provisions of
               Section 9.1 (and which opportunity, in any event, will be at least two days), and comment thereon, prior to their being mailed to Gulf Shareholders and filed with the appropriate securities commissions and other regulatory authorities in Canada and the United States (the "Securities Authorities"). Bidco shall file the Offer Documents and the Schedule 14D-1F on a timely basis with the Securities Authorities using the multi-jurisdictional disclosure system. The Offer Documents and the Schedule 14D-1F, when filed with the Securities Authorities and mailed to the Gulf Shareholders, shall contain all information which is required to be included therein in accordance with any applicable Law, including, without limiting the generality of the foregoing, the CBCA, and shall in all material respects comply with the requirements of applicable Law, including the CBCA. The terms of the Offer shall comply with the terms of this Agreement. In making the Offer, Bidco shall comply in all material respects with the provisions of applicable Law.

          (c) Conoco and Bidco agree that the initial expiry time (the "Initial Expiry Time") for the Offer will be 6:00 p.m. (Calgary time) on the 36th day following the day of the mailing of the Offer Documents to the Gulf Shareholders or, if such day is not a business day in Calgary, on the next business day thereafter. In the event that any Appropriate Regulatory Approval is not obtained prior to the time the Offer is scheduled to terminate, unless such approval has been denied, Bidco agrees that it will extend the Offer for a period of not less than 10 days past the Initial Expiry Time pending receipt of such approval, provided that Bidco shall not be required to extend the Offer past the Outside Date.


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          (d)  Subject to the satisfaction or waiver of the conditions set forth in Schedule A hereto and Article VI, Bidco shall, within three business days after taking up the Gulf Shares under the Offer, accept for payment and pay for all Gulf Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

2.2       Actions by Gulf

          Gulf covenants in favour of Conoco and Bidco that:

          (a) it will provide lists of the holders of all classes and series of securities of Gulf prepared by Gulf or its transfer agent, a list of the Gulf Shareholders, a list of the holders of Gulf Options, and a list of the holders of any other rights, warrants or convertible securities currently outstanding (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date) prepared by Gulf (as well as a security position listing from each depositary, including The Canadian Depositary for Securities Limited and Cede & Co.) and deliver such lists to Bidco as soon as practicable following the execution of this Agreement, and will obtain and deliver to Bidco thereafter supplemental lists setting out any changes thereto from time to time as requested by Conoco following the execution of this Agreement, all such deliveries to be in both printed form and, if available, computer-readable format; and

          (b) sufficiently in advance of the mailing of the Offer Documents that the Directors' Circular can be mailed together with the Offer Documents, Gulf will convene a meeting of the Board of Directors of Gulf to approve the Directors' Circular, which Directors' Circular shall include the recommendation of the Board of Directors of Gulf that Gulf Shareholders accept the Offer and deposit their Gulf Shares to the Offer, subject to the other terms of this Agreement.

2.3       DIRECTORS' CIRCULAR

          Gulf shall prepare the Directors' Circular and Gulf's Schedule 14D-9F together with any other documents required by the Securities Act or other applicable Laws in connection with the Offer, and Gulf shall cause the Directors' Circular and any other documentation required by the Securities Act to be sent to each holder of Gulf Shares and Gulf Options to be issued and so sent together with the Offer Documents and to be filed as required by the Securities Act and all other applicable Laws. Gulf shall file the Directors' Circular and the Schedule 14D-9F on a timely basis with the Securities Authorities using the multi-jurisdictional disclosure system. The Directors' Circular and the Schedule 14D-9F, when filed with the Securities Authorities and mailed to the Gulf Shareholders, shall contain all information which is required to be included therein in accordance with any applicable Law, including, without limiting the generality of the foregoing, the CBCA, and shall in all material respects comply with the requirements of applicable Law, including the CBCA. Bidco and its counsel shall be given a reasonable opportunity to review the Directors' Circular and Gulf's Schedule 14D-9F which shall be delivered in accordance with the notice provisions of Section 9.1 (and which opportunity, in any event, will be at least two days), and


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                                     -11-


comment thereon, prior to their being mailed to Gulf Shareholders and filed with the Securities Authorities.

2.4       PREPARATION OF FILINGS

          (a) Conoco, Bidco and Gulf shall co-operate in the preparation of any application for orders, registrations, consents, filings, circulars and approvals and the preparation of any required documents reasonably deemed by the Parties to be necessary to discharge their respective obligations under applicable Laws in connection with this Agreement, the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction.

          (b) Each of Conoco and Bidco shall ensure that the Offering Circular and their Schedule 14D-1F complies with all applicable Laws and, without limiting the generality of the foregoing, that the Offering Circular and their
Schedule 14D-1F does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information provided by Gulf in writing for use therein).

          (c) Gulf shall ensure that the Directors' Circular and Gulf's
Schedule 14D-9F complies with all applicable Laws and, without limiting the generality of the foregoing, that the Directors' Circular and Gulf's Schedule 14D-9F does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information provided by Conoco in writing for use therein).

          (d) Each of Gulf, Conoco and Bidco shall promptly notify the other Parties if at any time before the Expiry Time any of them becomes aware that the Offering Circular, the Schedule 14D-1F, the Directors' Circular or the
Schedule 14D-9F, an application for an order, registration, consent, filing, circular or approval, any registration statement or any other filing under companies, corporations or securities Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Offering Circular, the Schedule 14D-1F, the Directors' Circular or the Schedule 14D-9F, such application, registration statement or filing, and the Parties shall co-operate in the preparation of any amendment or supplement to the Offering Circular, the Schedule 14D-1F, the Directors' Circular or the Schedule 14D-9F, or any such application, registration statement or filing, as required.

2.5       Shareholder Communications

          Gulf and Conoco agree to co-operate in the preparation of presentations, if any, to investors regarding the Offer prior to the making of such presentations and to promptly consult with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Offer and in making any filing with any Governmental Entity or with any Exchange with respect thereto. Notwithstanding the foregoing, no Party shall issue any


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                                     -12-


press release regarding the Offer, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Parties and prior notice and reasonable opportunity for comment; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any such disclosure required in accordance with applicable Laws. If such disclosure is required and the other Parties have not reviewed or commented on the disclosure, the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties, and if such prior notice is not possible, to give such notice immediately following.

2.6       WITHHOLDING

          Conoco and Bidco shall be entitled to deduct and withhold from the amount otherwise payable pursuant to this Agreement or the Offer to any Gulf Shareholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Conoco or Bidco, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the Gulf Shareholder in respect of which such deduction and withholding was made by Conoco or Bidco.

                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF GULF

3.1       Representations and Warranties

          Gulf hereby represents and warrants to and in favour of Conoco and Bidco as follows and acknowledges that Conoco and Bidco are relying upon such representations and warranties in connection with the entering into of this Agreement and the making of the Offer:

          (a) Board Approval and Fairness. The Board of Directors of Gulf has unanimously approved the Offer and this Agreement and determined unanimously that the Offer is fair to the Gulf Shareholders and is in the best interests of Gulf and the Gulf Shareholders and has resolved unanimously to recommend to the Gulf Shareholders that they accept the Offer and deposit their Gulf Shares to the Offer. The Board of Directors of Gulf has received an opinion from each of Merrill Lynch Canada Inc. and Goldman, Sachs & Co. that the Offer is fair from a financial point of view to the Gulf Shareholders.

          (b) Organization and Qualification. Gulf and each of the Material Entities is a corporation duly incorporated or a person duly created, validly existing and in good standing under the laws of its jurisdiction of incorporation, continuance or creation and has the requisite corporate or other power and authority to own its properties as now owned and to carry on its business as it is now being conducted. Gulf and each of the Material Entities is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on Gulf and its Subsidiaries taken as a whole. Copies of the Certificate and Articles of Amalgamation of Gulf dated January 1, 2001 together with all amendments to date and the by-laws of Gulf furnished to Conoco are accurate and complete as of the date hereof and have not been amended or superseded.

          (c) Authority Relative to this Agreement. Gulf has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Gulf and no other corporate proceedings on the part of Gulf are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Gulf and constitutes a legal, valid and binding obligation of Gulf enforceable against Gulf in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors generally and that equitable remedies, including specific performance, are discretionary and may not be ordered.

          (d)  No Violations.

               (i) Except as disclosed in the Disclosure Letter, neither the execution and delivery of this Agreement by Gulf nor the completion of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction contemplated hereby will: (1) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or permit any person to exercise rights against Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests or which would have an adverse effect on any of them, or result in the creation of any lien, charge, encumbrance, claim or right of others (collectively, "encumbrance") upon any of the properties or assets of Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (A) their respective charters or by-laws or other comparable organizational documents or (B) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests is bound; (2) subject to compliance with the statutes and regulations referred to in Schedule B, " Appropriate Regulatory Approvals", the CBCA and applicable Securities Laws, violate any Law applicable to Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests or any of their respective properties or assets (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on Gulf and its Subsidiaries taken as a whole or prevent or materially delay the making and completion of the Offer by Bidco, a Compulsory Acquisition or a Subsequent Acquisition Transaction); (3) cause the suspension or revocation of any authorization, consent, approval or licence currently in effect which would have a material adverse effect on Gulf and its Subsidiaries taken as a whole; or (4) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Gulf or any Subsidiary.

               (ii) Subject to obtaining the Appropriate Regulatory Approvals and other than in connection with or in compliance with the provisions of applicable Securities Laws and the CBCA,
                    (1) there is no legal impediment to the delivery of the Directors' Circular, and (2) no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required to be obtained or made by Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests in connection with the execution and delivery of this Agreement, the making or completion of the Offer by Bidco or a Compulsory Acquisition, or the delivery of the Directors' Circular, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on Gulf and its Subsidiaries taken as a whole or prevent or materially delay the making and completion of the Offer by Bidco or a Compulsory Acquisition.

               (iii) Subject to obtaining the Appropriate Regulatory Approvals relating to Gulf, neither Gulf nor any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal and the Material Joint Venture Interests is in default under, and there exists no event, condition or occurrence which after notice or the lapse of time or both would constitute such a default under any contract, agreement, licence or franchise to which it is a party or to which any of them, or any of their respective properties or assets, may be subject or by which any of them is bound which would, if terminated due to such default, cause a material adverse effect with respect to Gulf and its Subsidiaries taken as a whole.

          (e) Capitalization. As of the date hereof, the authorized share capital of Gulf consists of an unlimited number of Ordinary Shares, an unlimited number of preference shares designated as Senior Preference Shares, issuable in series, and an unlimited number of preference shares designated as Junior Preference Shares, issuable in series. As at May 1, 2001, Gulf had 535,373,276 issued and outstanding Ordinary Shares and 85,504,557 Series 1 Senior Preference Shares and 300 Series 2 Senior Preference Shares issued and outstanding. There are no other shares of any class or series outstanding. As at May 1, 2001, there were no more than 21,301,745 Gulf Shares issuable upon the exercise of Gulf Options. Except as set forth above, and other than the Gulf Options, the Gulf Stock Plans, the Shareholder Rights Plan and the Series 1 Senior Preference Shares, the terms of which provide for a right of conversion into shares of a newly created class or series of Preference Shares, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any nature whatsoever requiring or which may require the issuance, sale or transfer by Gulf of any shares of Gulf or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Gulf. All outstanding Gulf Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all Gulf Shares issuable upon the exercise of outstanding Gulf Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. Other than the Gulf Options, there are no securities of Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Gulf Shareholders on any matter. There are no outstanding contractual or other obligations of Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of the Subsidiaries Petrovera Resources, Tidal or any of the Material Joint Venture Interests other than Gulf's normal course issuer bid, and other than obligations of GIRL to issue common shares upon the exercise of stock options under the GIRL Incentive Stock Option Plan (1997).

          (f) Ownership of Subsidiaries and Material Joint Venture Interests. All of the outstanding shares of capital stock and other ownership interests in Gulf's Subsidiaries, the Partnerships and, to the knowledge of Gulf, Petrovera Resources,

               Tidal and the Material Joint Venture Interests (to the extent the Material Joint Venture Interests are constituted such that there are shares of capital stock or ownership interests outstanding) are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Gulf are, except as disclosed in the Disclosure Letter or pursuant to restrictions on transfer contained in constating documents, rights of first refusal and similar rights restricting transfer contained in shareholders, partnership or joint venture agreements or pursuant to existing financing arrangements involving Gulf, its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal and the Material Joint Venture Interests (which documents, agreements and arrangements have been disclosed to Conoco in the Disclosure Letter), owned by Gulf or one or more of its Subsidiaries free and clear of all material encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in or material assets or properties of any of Gulf's Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests except as disclosed in the Disclosure Letter or pursuant to shareholders, partnership or joint venture agreements for or pursuant to existing financing arrangements involving Gulf, its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests (which agreements and arrangements have been disclosed to Conoco in the Disclosure Letter). Gulf is in compliance, in all material respects, with the terms and conditions of the organizational and/or governing documents of Petrovera Resources, Tidal and each Material Joint Venture Interest. Except for the Material Entities, Gulf has no subsidiaries or interests in other entities, the total assets of which constituted more than ten percent of the consolidated assets of Gulf or the total revenues of which constituted more than ten percent of the consolidated revenues of Gulf in each case as set out in the consolidated audited financial statements of Gulf for the year ended December 31, 2000. Gulf holds all of its interests in the Material Joint Venture Interests directly.

          (g) Reports. As of their respective dates: (i) Gulf's and GIRL's audited financial statements as at and for the fiscal years ended December 31, 1999 and December 31, 2000 and their unaudited financial statements as at and for the three months ended March 31, 2000, the six months ended June 30, 2000, the nine months ended September 30, 2000 and the three months ended March 31, 2001 (collectively, the "Financial Statements"); (ii) Gulf's Annual Information Forms dated April 28, 2000 and April 3, 2001 and GIRL's Annual Information Forms dated March 8, 2000 and March 19, 2001 (including all documents incorporated by reference therein); (iii) Gulf's Management Information Circular dated March 13, 2000 in respect of its Annual and Special Meeting of Shareholders held on May 9, 2000, Gulf's Management Information Circular dated March 30, 2001 in respect of its Annual and Special Meeting of Shareholders held on May 8, 2001, GIRL's Management Information Circular dated March 10, 2000 in respect of its

               Annual Meeting of Shareholders held on May 8, 2000 and its Management Information Circular dated March 19, 2001 in respect of its Annual Meeting of Shareholders held on May 7, 2001; (iv) all forms, schedules, statements, reports, material change reports, press releases or other documents filed by Gulf and GIRL with the Director under the CBCA or Registrar of Companies in New Brunswick or Securities Authorities or any Exchange since December 31, 1999; and (v) all offering documents used by Gulf or GIRL in the offering of their securities or filed with Securities Authorities or any Exchange since December 31, 1999:
               (1) are all the financial statements, information circulars, forms, reports, prospectuses or other documents required to be filed by them by virtue of the applicable securities Laws since December 31, 1999; (2) at their respective effective dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (3) complied in all material respects with all applicable Laws. The Financial Statements and all financial statements of Gulf, GIRL and their respective subsidiaries included or incorporated by reference in such information circulars, forms, reports, statements, prospectuses and other documents were prepared in accordance with Canadian GAAP (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Gulf's or GIRL's independent auditors, or (B) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and changes in financial position of Gulf, GIRL and their respective subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments) and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of Gulf, GIRL and their respective subsidiaries on a consolidated basis. There has been no change in Gulf's or GIRL's accounting policies since December 31, 1999.

          (h) Books and Records. The corporate records and minute books and the other books, records and accounts of Gulf, its Subsidiaries and the Partnerships and, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

          (i) Litigation. Except as disclosed in the Disclosure Letter, there are no claims, actions, suits or proceedings outstanding, pending or, to the knowledge of Gulf, threatened affecting Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests or affecting any of their respective property or assets at law or in equity before or by any court or Governmental Entity, including matters arising under environmental, health and safety laws, which action, suit or proceeding involves a possibility of any judgement against or liability of Gulf, its Subsidiaries, Petrovera Resources, Tidal or any of the Material Joint Venture Interests which, if successful, would have a material adverse effect on Gulf and its Subsidiaries taken as a whole or would prevent or materially delay the making and completion of the Offer by Bidco, a Compulsory Acquisition or any Subsequent Acquisition Transaction. Neither Gulf nor any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests or their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on Gulf and its Subsidiaries taken as a whole or that would prevent or materially delay the consummation by Gulf of the transactions contemplated by this Agreement or the making and completion of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction.

          (j) Taxes, etc. All material Returns required to be filed by or on behalf of Gulf or any Subsidiary have been duly filed on a timely basis and such material Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, other than such failures as in aggregate would not have a material adverse effect on Gulf and its Subsidiaries, taken as a whole, and no other material Taxes are payable by Gulf or any Subsidiaries.

               Gulf and each Subsidiary has paid or provided adequate accruals (in addition to any accruals for deferred Taxes) in its financial statements for the year ended December 31, 2000 for Taxes, in conformity with generally accepted accounting principles applicable in Canada, other than such Taxes as in the aggregate do not have a material adverse effect on Gulf and its Subsidiaries taken as a whole.

               For all periods ending on and after December 31, 1996, true and complete copies of (i) relevant portions of material income Tax audit reports, statements of deficiencies, settlement or other agreements relating to Taxes received by Gulf or any Subsidiary or on behalf of Gulf or any Subsidiary, and (ii) all material federal, provincial, state, local or foreign income or franchise Returns for Gulf or any Subsidiaries have been made available by Gulf for inspection by Conoco.

               No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Gulf or any Subsidiary. Neither Gulf nor any Subsidiary is a party to any material action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Gulf or any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations and no other agreement or other document extending or having the effect of extending the period of assessment or collection of any material Taxes is in effect with respect to Taxes or Returns of Gulf or any Subsidiary.

               Except as previously disclosed by Gulf to Conoco, none of Gulf or the Subsidiaries is aware of any contingent Tax liabilities or any grounds for an assessment or reassessment of any of them by any Governmental Entity, other than for which adequate provision has been made in the Gulf Financial Statements or which would not in aggregate have a material adverse effect on Gulf and its Subsidiaries taken as a whole.

               Each of Gulf and the Subsidiaries has (i) withheld from each payment made to any of its present or former employees, officers and directors and to all persons who are non-residents of Canada for purposes of the Tax Act all amounts required by law to be withheld and has remitted such withheld amounts within the prescribed period to the appropriate Governmental Entity, (ii) remitted all pension plan contributions, unemployment insurance premiums, employer health taxes and all other Taxes payable or collectible by it in respect of its employees to the appropriate Governmental Entity within the time required under the applicable legislation and (iii) charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by any of them unless such failures in the aggregate do not have a material adverse effect on Gulf and its Subsidiaries taken as a whole.

               Each of Gulf and its Subsidiaries have complied in all material respects with the contemporaneous documentation and other requirements of Section 247 of the Tax Act. To the best of the knowledge of Gulf, other than Citibank, TD Securities and CIBC World Markets which in the aggregate own more than 10% of the Series 2 Senior Preference Shares, the holders of indebtedness owing by Gulf or any Material Subsidiary, holders of Gulf Options and persons with which such holders do not deal at arm's length for purposes of the Tax Act do not in aggregate own 10% or more of the shares of any class or series of Gulf or the relevant Material Subsidiary as the case may be.

               Except as disclosed in the Disclosure Letter, neither Gulf nor any of its Subsidiaries is party to or is bound by any material agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements with any taxing authority).

               Neither Gulf nor any of its Subsidiaries has made an election to be treated as a "consenting corporation" under Section 341 of the Code. Gulf has not made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

               Neither Gulf nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
               Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer.

          (k) Absence of Undisclosed Liabilities. Except as Publicly Disclosed by Gulf or as disclosed in the Disclosure Letter, neither Gulf nor any of its Subsidiaries, the Partnerships or, to its knowledge, Petrovera Resources, Tidal or any of the Material Joint Venture Interests has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than those (i) Publicly Disclosed by Gulf and (ii) those incurred in the ordinary course of business since December 31, 2000.

          (l) Absence of Certain Changes or Events. Except as disclosed in the Disclosure Letter or Publicly Disclosed by Gulf, from December 31, 2000 through to the date hereof, there has not occurred:

               (i) a material adverse change with respect to Gulf and its Subsidiaries taken as a whole;

               (ii) any damage, destruction or loss, whether covered by
                    insurance or not, that could reasonably be expected to have a material adverse effect on Gulf and its Subsidiaries taken as a whole;

               (iii) any redemption, repurchase or other acquisition by Gulf of Gulf Shares or Preference Shares of Gulf or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Gulf Shares or Preference Shares of Gulf, other than dividends and repurchases provided for by the terms of the Preference Shares of Gulf and other than Gulf's normal course issuer bid;

               (iv) any acquisition or sale of property or assets of Gulf, its
                    Subsidiaries, Petrovera Resources, Tidal or any of its Material Joint Venture Interests aggregating 10% or more of Gulf's total consolidated property and assets as at December 31, 2000 other than in the ordinary and regular course of business consistent with past practice;

               (v) any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, licence, franchise, lease transaction, commitment or other material right or obligation, other than in the ordinary and regular course of business consistent with past practice;

               (vi) any resolution to approve a split, combination or
                    reclassification of any of its outstanding shares;

              (vii) any change in its accounting methods, principles or
                    practices; or

             (viii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date such representation or warranty is made.

          (m) Environmental. None of Gulf nor any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests is aware of, or has received notice of or is subject to:

               (i) any proceeding, order or directive which relates to environmental or health or safety matters that would have any material adverse effect on the business, operations or financial condition of Gulf and its Subsidiaries, taken as a whole, or which requires any material work, repairs, construction or capital expenditures; or

               (ii) any demand or notice with respect to the breach of any environmental, health or safety law applicable to Gulf or any of its Subsidiaries, the Partnerships or Petrovera Resources, Tidal or any of the Material Joint Venture Interests or any of their business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposal of environmental contaminants that would have any material adverse effect on the business, operations or financial condition of Gulf and its Subsidiaries, taken as a whole.

          (n) Property. There are no defects in title to the oil and gas properties of Gulf, its Subsidiaries, the Partnerships, and to Gulf's knowledge, Petrovera Resources, Tidal and the Material Joint Venture Interests or their material assets and facilities which are used in the production and marketing of oil and gas, except for (i) such defects in title as would, individually or in the aggregate, not have a material adverse effect on Gulf and its Subsidiaries, taken as a whole, and (ii) except for any Permitted Encumbrances.

          (o) Licences. Except as Publicly Disclosed by Gulf, Gulf, each of its Subsidiaries, the Partnerships and, to the knowledge of Gulf, Petrovera Resources, Tidal and the Material Joint Venture Interests has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity, including those required under environmental, health or safety laws, necessary to conduct its current businesses as they are now, individually or in the aggregate, being or are proposed to be conducted, other than such licenses, permits, certificates, consents, orders, grants and authorizations the failure of which to be obtained or be in compliance with would not have a material adverse effect on Gulf and its Subsidiaries, taken as a whole.

          (p)  Pension and Employee Benefits.

               (i) Except for such plans, arrangements or practices disclosed in the Disclosure Letter or in the Supplemental Benefits Disclosure Letter (to be provided by Gulf within seven days of the date of this Agreement) (the "Gulf Plans"), there are no employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, incentive compensation, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability or similar plans or arrangements or practices relating to directors or employees or former employees of Gulf, its Subsidiaries, the Partnerships or Tidal which are currently maintained or in respect of which Gulf, its Subsidiaries, the Partnership or Tidal have any material liabilities.

               (ii) Except as disclosed in the Disclosure Letter or in the
                    Supplemental Benefits Disclosure Letter, all of the Gulf Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms. No fact or circumstance exists that could adversely affect the exempt tax status of a Gulf Plan.

               (iii) All obligations of Gulf or a Subsidiary regarding the
                    Gulf Plans have been satisfied in all material respects and no Taxes, penalties or fees are owing or exigible under any of the Gulf Plans. All contributions or premiums required to be made by Gulf or a Subsidiary under the terms of each Gulf Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Gulf Plans and none of Gulf or its Subsidiaries has, and as of the Expiry Date will not have any liability (other than liabilities accruing after the Expiry Date) with respect to any of the Gulf Plans. Except as disclosed in the Disclosure Letter or in the Supplemental Benefits Disclosure Letter, each Gulf Plan which is required pursuant to its terms or applicable Laws to be funded is fully funded or insured on each of an ongoing, solvency and wind-up basis pursuant to the actuarial assumptions and methods contained in the most recent actuarial valuation report prepared in respect of each such Gulf Plan and which has been disclosed to Conoco pursuant to Section 3.1(p)(vii).

               (iv) No Gulf Plan, nor any related funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other person (other than routine claims for benefits), and, to the knowledge of Gulf, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Gulf Plan required to be registered.

               (v) To the knowledge of Gulf, there have been no improper withdrawals, applications or transfers of assets from any Gulf Plan or the funding media relating thereto that remain outstanding and unremedied, and neither Gulf nor any Subsidiary nor any of their respective agents, has been in breach of any fiduciary obligation with respect to the administration of the Gulf Plans or the funding media relating thereto.

               (vi) No insurance policy or any other contract or agreement affecting any Gulf Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Gulf Plan is reasonable and sufficient to provide for all incurred but unreported claims.

              (vii) Gulf has furnished to Conoco or will within seven days of this Agreement furnish to Conoco true, correct and complete copies of all the Gulf Plans as amended as of the date hereof together with the most recent plan texts, funding agreements, actuarial reports, funding and financial information returns and statements, and the most recent plan summaries and booklets. No material changes have occurred to the Gulf Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Conoco pursuant to this Section 3.1(p)(vii). Except as disclosed in the Disclosure Letter or in the Supplemental Benefits Disclosure Letter, the consummation of the transactions provided under this Agreement will not result in the acceleration of vesting, funding of, or entitlement to benefits under the Gulf Plans or an increase in funding, or provision of additional benefits, under the Gulf Plans.

             (viii) Gulf and its Subsidiaries do not have any employees employed in the United States.

               (ix) Except as disclosed in the Disclosure Letter, Gulf has provided adequate accruals in its financial statements for the year ended December 31, 2000 (or, in either case, such amounts are fully funded) for all pension or other employee benefit obligations of Gulf or any Subsidiary arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or arrangements or practices maintained by or binding on Gulf or any of its Subsidiaries in accordance with Canadian GAAP.

               (x) None of the employees of Petrovera Resources or Syncrude, in their capacities as employees of Petrovera Resources or Syncrude, participate in the Gulf Plans, nor have any of such employees participated in the Gulf Plans within the past three years.

               (xi) The Mobil Canada Joint Venture and the Totalfina Joint
                    Venture do not have any employees and have not had any employees and, for greater certainty, this representation does not apply to the employees of any joint venture partner who are part of the Mobil Canada Joint Venture or the Totalfina Joint Venture.

          (q) Employment Agreements and Collective Agreements. Except as Publicly Disclosed by Gulf or as set forth in the written policies of Gulf, copies of which have been provided to Conoco, or as otherwise disclosed in the Disclosure Letter, neither Gulf nor any Subsidiary or Partnership is a party to or bound by:

               (i) except as implied by applicable Law, any employment agreement with any employee or any written or oral agreement, arrangement or understanding providing for severance or termination payments to any director or employee of Gulf, a Subsidiary or a Partnership;

               (ii) any collective bargaining or union agreement, any
                    bargaining certificate, or any actual or threatened application for certification or bargaining rights in respect of Gulf, a Subsidiary or a Partnership;

               (iii) any material labour dispute, strike or lock-out relating to or involving any employee of Gulf, a Subsidiary or a Partnership; or

               (iv) any actual or threatened claim arising out of or in
                    connection with employment by Gulf, any of its Subsidiaries or Partnerships or the termination thereof, other than such claims as in the aggregate do not have a material adverse effect on Gulf and its Subsidiaries, taken as a whole.

          (r) Compliance with Laws. Gulf, its Subsidiaries, the Partnerships and, to the knowledge of Gulf, Petrovera Resources, Tidal and the Material Joint Venture Interests have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would, individually or in the aggregate, not have a material adverse effect on Gulf and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, all securities of Gulf (including without limitation all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities, upon issuance, will be duly and validly issued.

          (s) Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Gulf, any of its Subsidiaries, the Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business of Gulf, Petrovera Resources, Tidal or such Subsidiary, Partnership or Material Joint Venture Interest, other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a material adverse effect on Gulf and its Subsidiaries taken as a whole.

          (t) Intellectual Property. Except as set forth in the Disclosure Letter, Gulf, its Subsidiaries, the Partnerships and, to the knowledge of Gulf, the Material Joint Venture Interests own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trade-marks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business, as presently conducted, of Gulf and its Subsidiaries taken as a whole.

          (u) Insurance. Gulf, its Subsidiaries, the Partnerships and, to the knowledge of Gulf, Petrovera Resources, Tidal and the Material Joint Venture Interests that are constituted such that they may have an insurable interest have policies of insurance in force as of the date hereof naming Gulf, its Subsidiaries, Petrovera Resources, Tidal and/or and the Material Joint Venture Interests, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, Gulf believes are reasonable.

          (v) Shareholders' Agreement. The shareholders' agreement dated January 25, 1995 between Gulf and certain of its shareholders is no longer in force and Gulf is not a party to any other shareholders' agreement or any registration rights agreement (other than the registration rights agreement dated January 25, 1995) with any of its shareholders.

          (w) US Securities Laws Matters. Less than 40% (calculated in accordance with Schedule 14D-1F of the US Securities Exchange Act of 1934, as amended (the "US Exchange Act")) of outstanding Gulf Shares are held by US holders (as defined in Schedule 14D-1F of the US Exchange Act). Gulf is eligible to file with the SEC a solicitation/recommendation statement in compliance with Rules 14d-1(b) and 14e-2(c) under the US Exchange Act on
               Schedule 14D-9F. Gulf is a foreign private issuer, as that term is defined in Rule 3b-4 of the US Exchange Act. Gulf is not an investment company registered or required to be registered under the US Investment Company Act of 1940, as amended.

          (x) Disclosure. Except as Publicly Disclosed by Gulf, Gulf has disclosed to Conoco in the Disclosure Letter any information regarding any event, circumstance or action taken or failed to be taken which could reasonably be expected to materially adversely affect the business, operations, assets, capitalization, financial condition, prospects, rights or liabilities of or relating to Gulf and its Subsidiaries, taken as a whole.

          (y) Foreign Corrupt Practices Act. There have been no actions taken by or on behalf of Gulf, or its Subsidiaries or Partnerships or, to the knowledge of Gulf, Petrovera Resources, Tidal or any of the Material Joint Venture Interests, that would cause Gulf or any of its Subsidiaries, Petrovera Resources, Tidal or any of the Material

               Joint Venture Interests, to be in violation of the Foreign Corrupt Practices Act of the United States of America or the Corruption of Foreign Public Officials Act (Canada).

          (z) Shareholder Rights Plan. Gulf has taken all corporate action required for it to perform its obligations under Sections 5.2(1)(a) and (b).

3.2       Investigation

          Any investigation by Conoco, Bidco or their respective advisors shall not mitigate, diminish or affect the representations and warranties of Gulf pursuant to this Agreement.

3.3       Survival of Representations and Warranties

          The representations and warranties of Gulf contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF CONOCO AND BIDCO

4.1       Representations and Warranties

          Each of Conoco and Bidco hereby represents and warrants to and in favour of Gulf as follows and acknowledges that Gulf is relying upon such representations and warranties in connection with the entering into of this
Agreement:

          (a) Organization and Qualification. Each of Conoco and Bidco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or continuance and has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of Conoco and Bidco is duly registered to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on Conoco and its subsidiaries taken as a whole.

          (b) Authority Relative to this Agreement. Each of Conoco and Bidco has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the making by Bidco of the Offer contemplated hereby have been duly authorized by the respective Boards of Directors of Conoco and Bidco and no other corporate proceedings on the part of Conoco and Bidco are necessary to authorize the making or completion of the Offer. This Agreement has been duly executed and delivered by each of Conoco and Bidco, as applicable, and constitutes a legal, valid and binding obligation of each of Conoco and Bidco, as applicable, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

          (c)  No Violations.

               (i) Neither the execution and delivery of this Agreement by Conoco and Bidco nor the making or completion of the Offer contemplated hereby nor compliance by Conoco and Bidco, as applicable, with any of the provisions hereof or thereof will: (1) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration or create an encumbrance under, any of the terms, conditions or provisions of their respective charters or by-laws or any material contract or other instrument or obligation to which Conoco or Bidco is a party or to which it is subject or by which it is bound; or (2) subject to compliance with the statutes and regulations referred to in Schedule B, "Appropriate Regulatory Approvals", violate any Law applicable to Conoco or Bidco or any of their respective properties or assets (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not significantly impede the ability of Bidco to make or complete the Offer); or (3) cause the suspension or revocation of any authorization, consent, approval or licence currently in effect which would prevent or materially delay the making and completion of the Offer by Bidco.

               (ii) Subject to obtaining Appropriate Regulatory Approvals and other than in connection with or in compliance with the provisions of applicable securities Laws, the CBCA and the Appropriate Regulatory Approvals, (1) there is no legal impediment to the making or completion of the Offer by Bidco, and (2) no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required to be obtained or made by Conoco or Bidco, as applicable, in connection with the execution and delivery of this Agreement or the making or completion of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not prevent or materially delay the making and completion of the Offer by Bidco.

          (d) Sufficient Funds. Bidco will have, at the date the Offer Documents are mailed, sufficient funds or adequate arrangements (as such term is understood for purposes of Section 135.1 of the Securities Act) for financing in place to provide sufficient funds to purchase all Gulf Shares tendered under the Offer.

          (e) Ownership of Shares. None of Conoco, Bidco or their respective affiliates beneficially owns or exercises control or direction over any Gulf Shares, nor do they have any rights to acquire any Gulf Shares.

4.2       Investigation

          Any investigation by Gulf or its advisors shall not mitigate, diminish or affect the representations and warranties of Conoco and Bidco pursuant to this Agreement.

4.3       Survival of Representations and Warranties

          The representations and warranties of Conoco and Bidco contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

                                  ARTICLE V
                                   COVENANTS

5.1       Covenants of Gulf Regarding the Conduct of Business

(1) Gulf covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless Conoco shall otherwise agree in writing, or as is otherwise expressly permitted by this Agreement or the Offer:

          (a) the business of Gulf, its wholly-owned Subsidiaries and the Partnerships shall be conducted only in, and Gulf, its wholly-owned Subsidiaries and the Partnerships shall not take any action except in, the usual and ordinary course of business and consistent with past practice (including Gulf's business plan and capital expenditure budget disclosed to Conoco prior to the date hereof), and Gulf shall use all commercially reasonable efforts to maintain and preserve its and their business organization, assets, employees, advantageous business relationships and the attendant goodwill of Gulf, its Subsidiaries and Partnerships and to contribute to retention of that goodwill to and after the Effective Date;

          (b) Gulf shall not, and shall not permit any of its wholly-owned Subsidiaries and the Partnerships to, directly or indirectly:
               (i) amend its charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Gulf Shares or the Preference Shares of Gulf or the securities of any

               Subsidiary owned by a person other than Gulf or a Subsidiary, except dividends paid in the ordinary course consistent with past practice; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Gulf or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Gulf or its Subsidiaries, or grant, sell or pledge or agree to grant, sell or pledge any of its shares or other ownership interests in a Material Joint Venture Interest, other than (A) the issuance of Gulf Shares issuable pursuant to the terms of Gulf Options, (B) the granting of Gulf Options in the ordinary course consistent with past practice, (C) transactions between two or more Gulf wholly-owned Subsidiaries or between Gulf and a Gulf wholly-owned Subsidiary, (D) pursuant to pledge commitments contained in written agreements entered into prior to the date hereof, and (E) as required under applicable Law or existing contracts; (iv) redeem, purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities and other than in transactions between two or more Gulf wholly-owned Subsidiaries or between Gulf and a Gulf wholly-owned Subsidiary; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation, dissolution, merger, consolidation, spin-off, demerger or a reorganization of Gulf, any of its Subsidiaries, Partnerships or Material Joint Venture Interests; (vii) enter into, modify or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (viii) make any material Tax election or settle or compromise any material Tax liability;

          (c) Gulf shall conduct itself so as to keep Conoco informed as to the material decisions or actions required to be made or taken by Gulf's Board of Directors with respect to the operation of its business; provided, in each case, that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to any person or otherwise prevented by applicable Law;

          (d) Gulf shall not, and shall not permit any of its wholly-owned Subsidiaries or the Partnerships to, directly or indirectly:
               (i) sell, pledge, lease, dispose of or encumber any assets of Gulf or of any such Subsidiary, Partnership or Material Joint Venture Interest, except in the ordinary course of business consistent with past practice and except as required under existing contracts set forth in the Disclosure Letter; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other person or other business organization or division thereof, or, except for investments in securities made in the ordinary course of business consistent with past practice, make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, or, except in the ordinary course of business consistent with past practice, purchase of any property or assets of any other person, if any of the foregoing would be material to the business or financial condition of Gulf and its Subsidiaries taken as a whole; (iii) commence or undertake a substantial expansion of its business facilities or operations or an expansion that is out of the ordinary and regular course of business consistent with past practice in light of current market and economic conditions;(iv) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances, except (A) in the ordinary course of business consistent with past practice,
               (B) for refinancing of existing debt on substantially the same or more favourable terms, (C) as disclosed in the Disclosure Letter, and (D) for daylight employee assistance loans in connection with the exercise of options; (v) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Gulf Financial Statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any contractual right, other than in the ordinary course of business consistent with past practice;
               (vii) waive, release, grant or transfer any rights of material value or modify or change any existing material licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) except in the ordinary course of business consistent with past practice or as required by applicable Laws, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would have a material adverse effect on Gulf and its Subsidiaries taken as a whole; or (ix) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that the foregoing shall not apply to any action, transaction or agreement (including a series of transactions) that is outside the ordinary course of business exception as referred to herein but has a value of less than $50 million individually or $100 million in the aggregate (for greater certainty in the case of any joint venture, partnership or similar arrangement to which Gulf is a party, value shall be measured only as the value of Gulf's proportionate interest);

          (e) Gulf shall not, and shall not permit any of its wholly-owned Subsidiaries or the Partnerships to, (i) grant or promise to grant to any officer or director, other than as disclosed in the Disclosure Letter, an increase or improvement in compensation or benefits in any form, (ii) other than in the ordinary course of business consistent with past practice, grant or promise to grant to any other employee any increase in compensation or benefits in any form other than to the extent required under any existing collective bargaining agreements or union contracts disclosed to Conoco in the Disclosure Letter,
               (iii) make any loan to any officer or director except for daylight employee assistance loans in connection with the exercise of options, (iv) take any action with respect to the grant or increase of any severance or termination pay to, or the entering into or amendment of any employment or consulting agreement with, any employee of Gulf or any of its Subsidiaries or

               Partnerships, or with respect to any increase of benefits payable under its current severance or termination pay policies or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any Gulf Plan, collective bargaining agreements or union contracts;

          (f) Gulf shall not, and shall not permit any of its wholly-owned Subsidiaries or the Partnerships to, settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Offer prior to the Effective Date without the prior written consent of Conoco, which consent shall not be unreasonably withheld;

          (g) other than in the ordinary course of business consistent with past practice or as is necessary to comply with applicable Laws or as disclosed in the Disclosure Letter, neither Gulf nor any of its wholly-owned Subsidiaries or the Partnerships shall adopt or materially amend or make any contribution to or promise to adopt, materially amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or benefit or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, employees or former employees;

          (h) Gulf shall notify Conoco of any material adverse change in respect of Gulf or its Subsidiaries, the Partnerships or the Material Joint Venture Interests forthwith upon Gulf becoming aware of same;

          (i) Gulf shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies maintained by Gulf or any wholly-owned Subsidiary or any Partnership, including without limitation directors' and officers' insurance, not to be cancelled or terminated or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

          (j) Gulf shall not take, and shall not permit any wholly-owned Subsidiary, any Partnership or, where reasonably practicable and Gulf is legally capable, Petrovera Resources, Tidal and any Material Joint Venture Interest to take any action (including, without limitation and for greater certainty, any action that would otherwise be permitted to be taken under the terms of this Agreement), if such action would be reasonably likely to prevent, materially impede or make more difficult or burdensome in any material respect, the obtainment of the Appropriate Regulatory Approvals.

          (2)      Gulf shall:

          (a) take all actions that may be lawfully taken by it, as a shareholder or other equity owner, directly or indirectly, of any non-wholly-owned Subsidiary, Petrovera Resources, Tidal or the Material Joint Venture Interests (collectively, the "Non-wholly-owned Entities"), to cause such Non-wholly-owned Entity to comply with the foregoing covenants in Section 5.1(1) as if those covenants applied to such Non-wholly-owned Entities; and

          (b) cause its nominees on the boards of directors or management committees of the Non-wholly-owned Entities, subject to such nominees' fiduciary obligations, applicable Law and any existing contractual obligations, to cause such Non-wholly-owned Entities to comply with the foregoing covenants in Section 5.1(1) as if those covenants applied to such Non-wholly-owned Entities.

Gulf shall promptly (i) notify Conoco upon learning of any proposal to act, any action or any omission by a Non-wholly-owned Entity which, if such entity were subject to the foregoing covenants in Section 5.1(1), would be prohibited, and (ii) take all commercially reasonable efforts to oppose such proposal, unwind such action or rectify such omission, including without limitation directly or indirectly voting its share holdings or other equity holdings in any such entity against same.

          (3) Prior to the Effective Date, Gulf, upon the reasonable request of Conoco, shall effect and complete such corporate reorganizations and restructurings (a "Reorganization Transaction") in respect of Gulf, its Subsidiaries, the Partnerships, Petrovera Resources and Tidal and the Material Joint Venture Interests, in accordance with Conoco's reasonably detailed specifications, in order to complete the Offer and re-order the affairs of Gulf in the most advantageous manner possible from a Tax, legal and business perspective as a significant operating group of companies within the Conoco group of companies, provided that all other conditions to the Offer have been satisfied or, to the extent permitted hereunder, waived, that such Reorganization Transaction is not prejudicial to Gulf or the remaining public shareholders of Gulf and that such Reorganization Transaction does not delay payment more than three business days past the date Gulf Shares are first taken up under the Offer.

          (4) In the event that Bidco does not take up and pay for Gulf Shares deposited pursuant to the Offer, Conoco hereby agrees to indemnify and save Gulf, its Subsidiaries and their directors and officers harmless, from and against any claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities and expenses, including without limitation legal fees on a solicitor-and-client basis (the "Reorganization Costs") arising by reason of the Reorganization Transaction. In calculating any Reorganization Costs, the present value of any Tax benefits arising by reason of the Reorganization Transaction shall be taken into account on a reasonable basis to reduce such costs. Notwithstanding the foregoing, Conoco shall have no obligation to indemnify Gulf and save Gulf, its Subsidiaries and their directors and officers harmless from and against any Reorganization Costs:

          (a) to the extent such costs were the result of the negiligent failure by Gulf, its Subsidiaries or the Partnerships to implement the Reorganization Transaction in the manner specified by Conoco;

          (b) to the extent such costs could have been avoided if Gulf had used commercially reasonable efforts to reduce or avoid such costs; or

          (c) if Bidco does not take up and pay for Gulf Shares deposited pursuant to the Offer by reason of any breach of any representation, warranty or covenant given or made by Gulf in this Agreement or by reason of the occurrence of any circumstance in which the fee referred to in Section 7.5 becomes payable.

          (5) Gulf will provide Conoco and its advisors access to all information and documentation in its possession or control and will otherwise fully co-operate with Conoco to allow Conoco to determine the status of the Series 1 and Series 2 Preference Shares as a specified class of the capital stock of Gulf within the meaning of proposed paragraph 88(1)(c.8) of the Tax Act and to otherwise determine the form of the reorganizations and restructuring, if any, to be completed prior to the Effective Time.

5.2       COVENANTS OF GULF REGARDING THE PERFORMANCE OF OBLIGATIONS

          (1) Gulf shall and shall cause its Subsidiaries, Partnerships and, where reasonably practicable and legally capable, its Material Joint Venture Interests to perform all obligations required or desirable to be performed by Gulf or any of its Subsidiaries, Partnerships or Material Joint Venture Interests under this Agreement, co-operate with Conoco and Bidco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Gulf shall and where appropriate shall cause its Subsidiaries, Partnerships and, where appropriate, reasonably practicable and legally capable cause, its Material Joint Venture Interests to:

          (a) immediately defer the separation time of the SRP Rights and continue to defer separation unless otherwise requested by Conoco;

          (b) on or immediately prior to the Expiry Date or on such earlier date as Conoco may request, waive, suspend the operation of or otherwise render the Shareholder Rights Plan inoperative as regards the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction but for greater certainty unless required by the terms of the Shareholder Rights Plan with respect to a competing take-over bid or a final and non-appealable order of a court having jurisdiction or an order of a Securities Authority shall not redeem the rights issued under the Shareholder Rights Plan or otherwise waive, amend, suspend the operation of or terminate the Shareholder Rights Plan without the prior written consent of Conoco;

          (c) apply for and use all commercially reasonable efforts to obtain all Appropriate Regulatory Approvals relating to Gulf or any of its Subsidiaries, the Partnerships or Material Joint Venture Interests and, in doing so, to keep Conoco reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Conoco with copies of all related applications and notifications, in draft form, in order for Conoco to provide its reasonable comments;

          (d) defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby subject to the terms of this Agreement;

          (e) use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Gulf, its Subsidiaries or the Partnerships from other parties to loan agreements, leases, licences or other contracts, provided that such waivers, consents and approvals may be conditional on Conoco taking up Gulf Shares under the Offer and to the extent such waivers, consents and approvals require an adverse modification to the terms of such documents or prepayment of any funds or the incurring of additional obligations, shall be subject to Conoco's prior written consent; and

          (f) forthwith at the request of Conoco upon confirmation that Bidco beneficially owns more than 50% of the Gulf Shares, to use best efforts to assist in effecting the resignations of a majority of the Gulf directors and causing them to be replaced by individuals nominated by Bidco.

          (2) Gulf shall cooperate, and shall cause GIRL to cooperate, with Conoco and Bidco in disclosing the Offer to the Governmental Entities in Indonesia and obtaining any required approvals to completion of the Offer in Indonesia.

5.3       Covenants of Conoco and Bidco Regarding the Performance of Obligations

          (1) Each of Conoco and Bidco shall, and Conoco shall cause its other subsidiaries to, perform all obligations required or desirable to be performed by Conoco, Bidco or any of Conoco's subsidiaries under this Agreement, co-operate with Gulf in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing:

          (a) Bidco shall make the Offer, which Offer shall be made by Bidco in accordance with the provisions of this Agreement and in compliance with all applicable Laws, including securities Laws and the CBCA;

          (b) Bidco shall, subject to the terms and conditions hereof and of the Offer, take up the Gulf Shares deposited under the Offer and pay for such Gulf Shares in accordance with applicable Securities Laws and the terms of this Agreement;

          (c) Conoco and Bidco shall and where appropriate Conoco shall cause its other subsidiaries to apply for and use all commercially reasonable efforts to obtain all Appropriate Regulatory Approvals relating to Conoco, Bidco or any of Conoco's subsidiaries and, in doing so, to keep Gulf reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Gulf with copies of all related applications and notifications, in draft form, in order for Gulf to provide its reasonable comments; and

          (d) Conoco and Bidco shall and where appropriate Conoco shall cause its other subsidiaries to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the making or completion of the Offer.

          (2) Each of Conoco and Bidco agrees that Bidco will not amend, modify or change the terms and conditions of the Offer (which, for greater certainty, does not include waiving, in whole or in part, a condition of the Offer) in a manner that is materially adverse to the holders of Gulf Shares in the aggregate without the prior written consent of Gulf other than to (i) comply with Section 2.1(c), (ii) extend the Offer, if, at the initial or extended date on which the Offer is scheduled to terminate, any of the conditions to the Offer shall not be satisfied or waived by Bidco, until such time as such conditions are satisfied or waived by Bidco subject to the Outside Date, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities Authorities applicable to the Offer or any period required by applicable Law, or (iv) comply with the legal obligations of Bidco with respect to any amendment, modification or change of the Offer.

          (3) Notwithstanding and without limiting subsection (2), Bidco may:

          (a) extend the Offer for a period of not more than 20 days beyond the initial or any extended date on which the Offer is scheduled to terminate if (i) on such date there shall not have been tendered at least 90% of the outstanding Gulf Shares, (ii) the Minimum Condition shall have been satisfied, (iii) all other conditions to the Offer have been satisfied or waived, and (iv) Bidco has taken up and paid for all Gulf Shares tendered to the Offer; or

          (b) at any time following the Initial Expiry Time, reduce the Minimum Condition to a percentage greater than 50% and shall, subject to the conditions of the Offer being satisfied or waived, take up and pay for any Gulf Shares validly deposited to the Offer, provided that, after Bidco so reduces the Minimum Condition, Bidco extends the Offer by a 10 day period and agrees to extend the Offer for not less than two additional successive 10 day periods if, upon the expiry of any extension, the Minimum Condition has not been satisfied.

Conoco shall provide a draft of any proposed amendment, modification or change to the Offer to Gulf. Any agreement of Bidco referred to in paragraph (b) above shall continue after the Effective Date until such agreement shall have been performed or this Agreement is terminated.

          (4) Notwithstanding subsection (2), Conoco may not reduce the Minimum Condition to less than 50.1% without the prior written consent of Gulf.

          (5) Despite the foregoing, the restrictions in subsections (2), (3), and (4) shall not apply where Bidco amends, modifies or changes the terms or conditions of the Offer in accordance with any amendment to this Agreement pursuant to Section 7.4(2).

          (6) Conoco hereby unconditionally and irrevocably guarantees the performance of all covenants and obligations of Bidco in this Agreement or its permitted assignee. Conoco agrees that Gulf shall not have to proceed first against Bidco before exercising its right under this guarantee against Conoco. Conoco agrees that this guarantee will not be discharged except by complete performance of the covenants and obligations of Bidco under this Agreement.

          (7) On and after the Effective Time, Conoco and Bidco will cause Gulf and any successor to Gulf to perform the obligations of Gulf and its wholly-owned Subsidiaries and will take no action to discourage its Subsidiaries that are not wholly-owned from the performance of their obligations relating to severance, termination of employment and change of control benefits under all employee termination and severance plans or practices maintained or provided by Gulf and its Subsidiaries and disclosed to Conoco pursuant to Section 5.3 of the Supplemental Disclosure Letter for a period up to 18 calendar months following the month in which the Effective Date occurs and under each written employment agreement which has been disclosed to Conoco in Section 5.3 of the Supplemental Disclosure Letter. Conoco acknowledges that Gulf shall hold the benefits of this section in trust for the benefit of those employees of Gulf or its Subsidiaries who are party to and bound by the written employment agreements disclosed to Conoco in
Section 5.3 of the Supplemental Disclosure Letter.

5.4       Mutual Covenants

          (1) Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms:

          (a) it shall, and shall cause its subsidiaries to, and, in the case of Gulf, its Partnerships and where reasonably practicable and Gulf is legally capable to cause Petrovera Resources, Tidal and its Material Joint Venture Interests to, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Offer, including using its commercially reasonable efforts to: (i) obtain all Appropriate Regulatory Approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete the Offer; and (iv) co-operate with each other Party in connection with the performance by it and its subsidiaries of their obligations hereunder all as subject to the other terms of this Agreement;

          (b) it shall not take any action which would reasonably be expected to impede the making or completion of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction except as permitted by this Agreement;

          (c) it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon (other than representations and warranties specific to a particular date which shall remain true and correct in all material respects as of that date); and

          (d) it shall notify forthwith the other Parties of any breach of a representation, warranty, covenant or condition by another Party of which it becomes aware or any event occurring subsequent to the date of the Agreement that would render any representation or warranty made by it contained in this Agreement untrue.

          (2) Conoco and Gulf agree that Gulf shall before the Effective Date:

          (a) co-operate with Conoco in order to permit holders of Gulf Options to: (i) elect to exercise their Gulf Options, or (ii) exchange their Gulf Options for stock options granted by Conoco ("Conoco Options") as provided in Section 5.4(3);

          (b) with respect to holders of Gulf Options who do not elect prior to the expiry of the Offer to exchange their Gulf Options for Conoco Options as provided in Section 5.4(3), accelerate the vesting of such unvested Gulf Options and take all actions required so that all Gulf Options granted to such Gulf Option holders not exercised prior to the expiry of the Offer shall cease to be exercisable after the Expiry Date;

          (c) accelerate the vesting, release of or expiry date of any hold period relating to Gulf Shares in any other Gulf Plan so that any entitlement to a Gulf Share under such other Gulf Plan becomes exercisable or fully vested prior to the expiry of the Offer; and

          (d) take such actions as are required so that Gulf Options are exchangeable in accordance with Section 5.4(3).

          (3) Gulf shall apply for any consents and authorizations required in connection with the foregoing, including any exemptions or consents required from any Governmental Entity in connection with any amendment to a Gulf Plan required in connection with the foregoing and that all proceeds from the exercise of the Gulf Options shall be retained by Gulf. For greater certainty, to the extent the Gulf Options may be exercised on a cashless basis, holders of Gulf Options may direct the Gulf Shares issued pursuant to such Gulf Options after deduction of the exercise price, brokerage fees or commissions and other transaction costs to be tendered into the Offer.

          (4) Conoco and Gulf agree that Conoco shall, as soon as practicable following the Effective Date:

          (a) grant Conoco Options, as provided in the following sentence, to those holders of Gulf Options who, prior to the expiry of the Offer, elected to exchange each of their Gulf Options for Conoco Options ("Electing Gulf Option Holders"). For each Gulf Option that an Electing Gulf Option Holder elects to exchange for an Conoco Option, such Electing Gulf Option Holder shall receive an Conoco Option to acquire, on the same terms and conditions as were applicable under the Gulf Option, the number of shares of common stock of Conoco ("Conoco Common Stock") determined by multiplying the number of Gulf Shares subject to such Gulf Option by a fraction (the "Conversion Fraction") which fraction is subject to adjustment as provided below, the numerator of which is $12.40 and the denominator of which is the average of the closing prices of Conoco Common Stock as reported by the NYSE for three trading days immediately preceding (but not including) the Effective Date, rounded down to the nearest whole share, at a price per share of Conoco Common Stock equal to the exercise price per Gulf Share subject to such Gulf Option immediately prior to the Effective Date divided by the Conversion Fraction, rounded up to the nearest one-hundredth of a cent. The Conversion Fraction shall be subject to adjustment downwards so as to ensure that the provisions of paragraph 7(1.4)(c) of the Tax Act shall be met in respect of the exchange of Gulf Options for Conoco Options. Conoco shall amend or modify the terms of the Conoco Options, in its sole discretion, so as to facilitate, to the extent practicable, the exchange of Gulf Options for Conoco Options as described above in this Section provided that Conoco shall not be required to grant Conoco Options to Electing Gulf Option Holders if it determines, in its sole discretion, that such an exchange or the offer of such an exchange could have adverse taxation or other adverse legal consequences to either Bidco or Conoco; and

          (b) Conoco shall apply for any consents and authorizations required in connection with the foregoing, including any exemptions or consents required from any Governmental Entity in connection with the foregoing.

                                  ARTICLE VI
                                  CONDITIONS

6.1       Mutual Conditions

          The obligations of Gulf, Conoco and Bidco hereunder, including the obligation to make the Offer, are subject to fulfilment of the following conditions on or before the Expiry Date or such other time prior thereto as is specified below:

          (a) there shall not be in force and non-appealable any injunction, order or decree issued by a court or other Governmental Entity of competent jurisdiction in Canada or elsewhere restraining or enjoining the consummation of the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction or the other transactions contemplated by this Agreement; and

          (b)  this Agreement shall not have been terminated pursuant to
               Article VIII.

          The foregoing conditions are for the mutual benefit of Gulf, Conoco and Bidco and may be waived, in whole or in part, by Gulf and by Conoco and Bidco acting jointly, as appropriate, in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived.

6.2       Additional Conditions Precedent to the Obligations of Gulf

          The obligations of Gulf hereunder are subject to the fulfilment of the following conditions on or before the Expiry Date or such other time prior thereto as is specified below:

          (a) Bidco has made the Offer on or before the time required to be made under this Agreement;

          (b) at the time of mailing the Offer Documents, the conditions of the Offer conform with the conditions set out in Schedule A and the other terms of the Offer are consistent with this Agreement, unless such terms are accepted by Gulf in writing;

          (c) at any time that Bidco amends, modifies or changes the terms and conditions of the Offer, such amendment, modification or change is not in breach of Sections 5.3(2), 5.3(3) or 5.3(4);

          (d) the representations and warranties made by Conoco and Bidco in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Expiry Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date or except as affected by transactions expressly permitted by this Agreement or except as would not have a material adverse effect on Bidco's ability to complete the Offer); and

          (e) Conoco and Bidco shall have complied in all material respects with their covenants herein except as would not have a material adverse effect on Bidco's ability to complete the Offer.

          The foregoing conditions are for the benefit of Gulf and may be waived, in whole or in part, by Gulf in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived.

6.3       Additional Conditions Precedent to the Obligations of Conoco and
          Bidco

          The obligation of Conoco to cause Bidco to make the Offer and the obligation of Bidco to make the Offer are subject to the fulfilment of the condition that at the time that Bidco proposes to make the Offer, (i) there does not exist any prohibition at Law (other than those referred to in any of paragraphs (c), (d) and (e) in Schedule A hereto) against Bidco making the Offer or taking up and paying for the Gulf Shares deposited to the Offer and
(ii) the Board of Directors of Gulf shall have issued an affirmative recommendation to the Gulf Shareholders to accept the Offer and deposit their Gulf Shares to the Offer.

          (2) The obligations of Conoco and Bidco hereunder, including the obligations of Bidco to complete the Offer, are also subject to the conditions set out in Schedule A.

          (3) The foregoing conditions are for the benefit of Conoco and Bidco and may be waived, in whole or in part, by Conoco and Bidco, acting jointly, in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Conoco and Bidco on or before the date required for their performance, Conoco and Bidco may terminate this Agreement by written notice to Gulf and shall have no other right or remedy against Gulf except as may be provided by Article VII.

6.4       MERGER OF CONDITIONS

          The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the taking up by Bidco of any Gulf Shares pursuant to the Offer.

                                 ARTICLE VII
                             ADDITIONAL AGREEMENTS

7.1       Other Filings

          As promptly as practicable hereafter, Gulf, Conoco and Bidco shall each prepare and file, any filings required in connection with the Offer required under applicable Law or necessary to obtain all required consents, waivers, permits, orders and approvals.

7.2       Further Assurances

          Subject to the terms and conditions herein provided and to fiduciary obligations under applicable Law as advised by legal counsel in writing, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to permit Bidco to make and complete the Offer as promptly as practicable, and to co-operate with each other in connection with the foregoing, including using commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any applicable Law.

7.3       Non-Solicitation

          (a) Gulf shall not, directly or indirectly, through any Subsidiary, Partnership, Petrovera Resources or Tidal or any Material Joint Venture Interest or through any officer, director, employee, investment banker, attorney or other representative or agent of Gulf or any of its Subsidiaries, the Partnerships, Petrovera Resources or Tidal or Material Joint Venture Interests, (i) solicit, initiate, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding, constituting or that may be reasonably expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Conoco or Bidco the approval of the Board of Directors of Gulf of the transactions contemplated hereby, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (v) accept or enter into, or propose publicly to accept or enter into, any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding clauses (i) and (ii) of the preceding part of this Section 7.3, prior to the Expiry Date the Board of Directors of Gulf shall not be prohibited from considering, participating in any discussions or negotiating or entering into a confidentiality agreement and providing information pursuant to Section 7.3(d) regarding an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of this Section 7.3 and that the Board of Directors of Gulf determines in good faith after consultation with its financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the Board of Directors of Gulf determines in good faith after consultation with its outside counsel regarding its fiduciary duties with respect to such Acquisition Proposal that it is necessary that the Board of Directors of Gulf take such action in order to avoid breaching its fiduciary duties. Upon the Board of Directors of Gulf making the determination that an Acquisition Proposal is reasonably likely to result in a Superior Proposal, Gulf shall notify Conoco, orally and in writing, of the identity of the person making such Acquisition Proposal.

          (b) Gulf shall, and shall cause the officers, directors, employees, representatives and agents of Gulf, its Subsidiaries and Partnerships to, immediately cease any existing discussions or negotiations with any person (other than Conoco or Bidco) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Gulf agrees not to release any person from any confidentiality agreement to which such person is a party. Gulf further agrees not to release any person from any standstill agreement or provision to which such person is a party. Gulf shall promptly request the return or destruction of all information provided to any person which has entered into, at any time in the six month period prior to the date of this Agreement, a confidentiality agreement with Gulf relating to a potential Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

          (c) Gulf shall promptly notify Conoco, at first orally and then in writing, of any Acquisition Proposal made or dated after the date of this Agreement, of any existing confidentiality agreements in respect of any Acquisition Proposal and any inquiry or contact that could reasonably be expected to lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Gulf or any of its Material Entities, in connection with an Acquisition Proposal or for access to the properties, books or records of Gulf, any Material Entity or any Material Joint Venture Interest by any person that informs Gulf or such Material Entity that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal. Gulf shall (i) keep Conoco fully informed of the status including any change to the terms of any such Acquisition Proposal or inquiry and (ii) if Gulf has made the determination that any Acquisition Proposal is reasonably likely to result in a Superior Proposal, provide to Conoco as soon as possible after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Gulf or any Material Entity in connection with such Acquisition Proposal or sent or, subject to Gulf's compliance with Section 7.3(d), provided by Gulf or any Material Entity or any Material Joint Venture Interest to any person in connection with such Acquisition Proposal.

          (d) If, prior to the Expiry Date, Gulf receives a request for material non-public information from a person who proposes or has made an unsolicited bona fide Acquisition Proposal and Gulf is permitted, as contemplated under the second sentence of Section 7.3(a), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of Gulf may, subject to the execution by such person of a customary confidentiality agreement, provide such person with access to information regarding Gulf; provided, however, that Gulf sends a copy of any such confidentiality agreement to Conoco promptly upon its execution and Conoco is provided with a list of or copies of the information provided to such person and is immediately provided with access to the same information to which such person was provided.

          (e) Gulf shall ensure that its officers, directors and employees and those of its Subsidiaries, the Partnerships, Petrovera Resources, Tidal and the Material Joint Venture Interests and any financial or other advisors or representatives retained by it are aware of the provisions of this Section, and it shall be responsible for any breach of this Section by any such officers, directors, employees, advisors or representatives.

7.4       Notice by Gulf of Superior Proposal Determination

          (1) Notwithstanding Sections 7.3(a) and (b), at any time prior to the Expiry Date, Gulf may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if, (i) it has provided Conoco with a copy of the Superior Proposal document, (ii) three business days shall have elapsed from the later of the date Conoco received written notice advising Conoco that Gulf's Board of Directors has resolved, subject only to compliance with this Section
7.4 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and the date Conoco received a copy of such Superior Proposal, (iii) it has previously paid to Conoco the fee payable under Section 7.5, and (iv) it concurrently terminates this Agreement pursuant to Section 8.2(c)(ii).

          (2) During any such three business day period referred to in Section 7.4(1), Gulf agrees that Conoco shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of Gulf will review in good faith any offer by Conoco to amend the terms of this Agreement in order to determine, in the exercise of its fiduciary duties, whether Conoco's offer upon acceptance by Gulf would result in such Superior Proposal ceasing to be a Superior Proposal taking into account all relevant factors, including the risks associated with the form of the consideration and the structure of the transaction. If the Board of Directors of Gulf so determines, it will enter into an amended agreement with Conoco reflecting Conoco's amended proposal. If the Board of Directors of Gulf continues to believe after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Conoco's amended proposal, Gulf may terminate this Agreement pursuant to
Section 8.2(c)(ii); provided, however, that Gulf has paid to Conoco the fee payable to Conoco under Section 7.5 and promptly following termination enters into a definitive agreement with respect to such Superior Proposal. Gulf acknowledges and agrees that payment of the fee, if any, payable under Section
7.5 is a condition to valid termination of this Agreement under Section 8.2(c)(ii) and this Section 7.4.

          (3) Gulf also acknowledges and agrees that each material successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of the first sentence of Section 7.4(1) to initiate an additional three business day notice period.

7.5       Break Fee

          Notwithstanding any other provision of this Agreement relating to the payment of fees, including the payment of brokerage fees, Gulf shall pay to Conoco, within two business days of the first to occur of the following events, $220 million in immediately available funds to an account designated by Conoco:

          (a) if Conoco shall have terminated this Agreement pursuant to
Section 8.2(c)(iii);

          (b) if:

               (i) an Acquisition Proposal shall have been made or any person shall have publicly announced an intention to make an Acquisition Proposal before the Expiry Time; and

               (ii) thereafter, this Agreement shall have been terminated
                    (other than by Gulf pursuant to Section 8.2(b) as a result of the condition in Section 6.2(e) not being satisfied); and

               (iii) prior to the termination of this Agreement or within six months following termination of this Agreement, any one of the following occurs:

                    (A)  an Acquisition Proposal is consummated by Gulf,

                    (B) Gulf's Board of Directors approves or recommends any Acquisition Proposal, or

                    (C) Gulf enters into an agreement providing for an Acquisition Proposal; or

          (c) IF GULF SHALL HAVE TERMINATED THIS AGREEMENT PURSUANT TO SECTION 8.2(C)(II).

GULF'S OBLIGATIONS UNDER THIS SECTION 7.5 SURVIVE TERMINATION OR EXPIRY OF THIS AGREEMENT. FOR GREATER CERTAINTY, IF MORE THAN ONE OF THE FOREGOING EVENTS TRIGGERING THE PAYMENT UNDER THIS SECTION 7.5 OCCURS, THE FEE SHALL ONLY BE PAID ONCE.

7.6       FEES AND EXPENSES

          Subject to Section 7.5, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Offer.

7.7       Access to Information; Confidentiality

          (a) From the date hereof until the earlier of the Effective Date and the termination of this Agreement, Gulf shall, and shall cause its Subsidiaries and, where reasonably practicable, its Material Joint Venture Interests and its respective officers, directors, employees and agents to, afford to Conoco and to the officers, employees, agents and representatives of Conoco such access as Conoco may reasonably require at all reasonable times to their officers, employees, agents, properties, books, records and contracts, and shall furnish Conoco with all data and information as Conoco may reasonably request.

          (b) All information exchanged pursuant to this Section 7.7 shall be subject to the confidentiality provisions of the Confidentiality Agreement.

7.8       Insurance and Indemnification

          (a) Gulf and Conoco agree that Conoco will, or will cause Gulf to, maintain in effect without any reduction in scope or coverage for ten years from the Effective Date customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Gulf which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Date.

          (b) Conoco agrees that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Gulf shall survive the completion of the Offer and shall continue in full force and effect for a period of not less than ten years from the Effective Date.

7.9       Brokers

          Gulf and Conoco represent and warrant to each other that, except for Merrill Lynch Canada Inc. and Goldman, Sachs & Co. in the case of Gulf and JPMorgan in the case of Conoco and Bidco, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with this Agreement or the Offer. Gulf has provided to Conoco a correct and complete copy of all agreements relating to the arrangements between it and its financial advisors which are in effect at the date hereof and agrees not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of Conoco.

                                 ARTICLE VIII
                    TERM, TERMINATION, AMENDMENT AND WAIVER

8.1       Term

          This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

8.2       Termination

          (a) If any condition contained in Sections 6.1 or 6.3 is not satisfied at or before the date specified in the condition or the date the Offer is scheduled to terminate, as applicable, then Conoco and Bidco may by notice to Gulf terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Sections 7.5 and 7.6), but without detracting from the rights of Conoco and Bidco arising from any breach by Gulf but for which the condition would have been satisfied.

          (b) If any condition contained in Sections 6.1 or 6.2 is not satisfied at or before the date specified in the condition or the date the Offer is scheduled to terminate, as applicable, then Gulf may by notice to Conoco and Bidco terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Sections 7.5 and 7.6), but without detracting from the rights of Gulf arising from any breach by Conoco or Bidco but for which the condition would have been satisfied.

          (c) This Agreement may also:

               (i) be terminated by the mutual agreement of Conoco, Bidco and Gulf; and

               (ii) be terminated by Gulf in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Sections 7.3 and 7.4 (without relieving the obligation to pay the fee required to be paid pursuant to Section 7.5); and

              (iii) be terminated by Conoco and Bidco if the Board of
                    Directors of Gulf shall have (i) withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation of the Board of Directors of Gulf or any committee thereof of this Agreement or the Offer or (ii) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal (without detracting from Gulf's obligation to pay the fee required to be paid pursuant to Section 7.5);

in each case, prior to the Effective Date.

          (d) This Agreement may be terminated by Gulf if the Offer Documents are not mailed to Gulf Shareholders on or before the Offer Deadline, provided that Gulf has complied with its representations, warranties, covenants and agreements hereunder.

          (e) If the Effective Date does not occur on or prior to the Outside Date, then, unless otherwise agreed in writing by the Parties, this Agreement shall terminate automatically.

          (f) If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.2, no Party shall have any further liability to perform its obligations hereunder except as provided in Sections 7.5, 7.6 and
7.7 and as otherwise expressly contemplated hereby. Nothing herein shall relieve any Party from any liability for any breach by it of this Agreement.

8.3       AMENDMENT

          This Agreement may, at any time and from time to time on or before the Effective Date, be amended by mutual written agreement of the Parties.

8.4       Waiver

          Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive compliance with any of the other Parties' agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Parties' representations or warranties contained herein or in any document delivered by another Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

                                  ARTICLE IX
                              GENERAL PROVISIONS

9.1       Notices

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by a Party by notice to the other Parties given in accordance with these provisions):

          (a)  if to Conoco and/or Bidco:

               Conoco Inc.
               600 North Dairy Ashford
               Houston, Texas  77079

               Attention:  Senior Vice President, Legal, and General Counsel
               Telephone:  281-293-1085
               Facsimile:  281-293-1054

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY  10019

               Attention:  Richard Hall
               Telephone:  212-474-1293
               Facsimile:  212-474-3700

               and

               Blake, Cassels & Graydon LLP
               Box 25, Commerce Court West
               199 Bay Street, 28th Floor
               Toronto, Ontario  M5L 1A9

               Attention:  Alan Bell
               Telephone:  416-863-2662
               Facsimile:  416-863-2653

          (b)  if to Gulf:

              Gulf Canada Resources Limited
              401-9th Avenue S.W.

              Calgary, Alberta  T2P 3C5

              Attention:  Executive Vice President, Business Development
              Telephone:  403-233-3181
              Facsimile:  403-233-5505

              with a copy to:

              Bennett Jones LLP 4500 Bankers Hall East 855 - 2nd Street S.W. Calgary, Alberta T2P 4K7

              Attention:  Robert Rooney
              Telephone:  403-298-3420
              Facsimile:  403-265-7219

9.2       MISCELLANEOUS

          This Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) and, except as specifically provided in the last sentence of Section 5.3(7) or Section 7.8, does not confer upon any other person any rights or remedies hereunder. The Parties shall be entitled to rely upon transmission of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement between the Parties.

9.3       Governing Law

          This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Alberta contract.

9.4       ATTORNMENT

          The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

9.5       Injunctive Relief

          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6       Time of Essence

          Time shall be of the essence in this Agreement.

9.7       Binding Effect and Assignment

          This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties, except that Bidco may assign, in its sole discretion, any or all of its rights, interests or obligations under this Agreement to Conoco or to any other direct or indirect wholly-owned subsidiary of Conoco, provided that Conoco shall continue to be liable to Gulf for any default in performance by the assignee.

9.8       Severability

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9       Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF Conoco, Bidco and Gulf have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   CONOCO INC.

                                   by:
                                       ----------------------------------




                                   3794407 CANADA INC.

                                   by:
                                       ----------------------------------



                                   GULF CANADA RESOURCES LIMITED

                                   by:
                                       ----------------------------------

                                   by:
                                       ----------------------------------